Exhibit 99.1

PRESS RELEASE

Rambus Appoints Sanjay Saraf to Board of Directors

Industry leader brings extensive experience in mobile payments and digital transformation

SUNNYVALE, Calif. – July 30, 2018 – Rambus Inc. (NASDAQ: RMBS), a leader in digital security, semiconductor and IP products and services, today announced the appointment of Sanjay Saraf to its board of directors, effective immediately.

Mr. Saraf currently serves as the executive vice president and chief technology officer at YapStone, where he is responsible for product engineering, infrastructure, operations, information security, research and development, and product innovation. Prior to YapStone, he was chief technology officer at Western Union Digital and was responsible for digital transformation and leading product engineering teams. Throughout Mr. Saraf’s career, he successfully launched mobile payments applications in over 50 countries, integrated payments with over a thousand banks in over 70 countries and processed over $80 billion in principal volume in over 200 countries.

“Sanjay’s accomplished background in mobile payments and digital transformation makes him an outstanding addition to the Board. He will bring strong leadership, especially for our growing security and payments business,” said Eric Stang, chairman of the Board at Rambus. “We are pleased to welcome Sanjay to the Board and look forward to his collaboration and contribution.”

“I am honored and thrilled to be joining Rambus’ Board of Directors,” said Saraf. “I look forward to using my leadership experience and knowledge of the payments and security industry to support Rambus’ strategy and growth initiatives.”

Mr. Saraf holds a B.S. in Engineering from the University of Bombay and a M.S. in Engineering from the University of Wyoming. He will be serving on the Board alongside E. Thomas Fisher, Emiko Higashi, Charles Kissner, David Shrigley and Eric Stang.

About Rambus Inc.

Dedicated to making data faster and safer, Rambus creates innovative hardware, software and services that drive technology advancements from the data center to the mobile edge. Our architecture licenses, IP cores, chips, software, and services span memory and interfaces, security, and emerging technologies to positively impact the modern world. We collaborate with the industry, partnering with leading chip and system designers, foundries, and service providers. Integrated into tens of billions of devices and systems, our products and technologies power and secure diverse applications, including Big Data, Internet of Things (IoT) security, mobile payments, and smart ticketing. For more information, visit rambus.com.

Source: Rambus Inc.

Press Contact:

Cori Pasinetti

Rambus Corporate Communications

(408) 462-8306

cpasinetti@rambus.com

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